Exhibit 99.1

ARMOUR RESIDENTIAL REIT, INC. ANNOUNCES Q2 2013

MONTHLY DIVIDEND RATE OF $0.07 PER SHARE AND

CONFIRMS SERIES A AND SERIES B PREFERRED

STOCK MONTHLY DIVIDENDS

VERO BEACH, Fla. – March 13, 2013 -- ARMOUR Residential REIT, Inc. (NYSE: ARR, ARR PrA and ARR PrB) (NYSE MKT: ARR.WS) (“ARMOUR” or the “Company”) today announced a Q2 2013 monthly cash dividend rate for the Company’s Common Stock of $0.07 per share. The Company also confirmed the Q2 2013 monthly cash dividends for the Company's Series A and Series B Preferred Stock.

Q2 2013 Common Stock Dividend Information

Month	Dividend	Holder of Record Date	Payment Date
April 2013	$0.07	April 15, 2013	April 29, 2013

May 2013	$0.07	May 15, 2013	May 30, 2013

June 2013	$0.07	June 14, 2013	June 27, 2013

Q2 2013 Series A Preferred Stock Dividend Information

Month	Dividend	Holder of Record Date	Payment Date
April 2013	$0.171875	April 15, 2013	April 29, 2013

May 2013	$0.171875	May 15, 2013	May 27, 2013

June 2013	$0.171875	June 14, 2013	June 27, 2013

Q2 2013 Series B Preferred Stock Dividend Information

Month	Dividend	Holder of Record Date	Payment Date
April 2013	$0.1640625	April 15, 2013	April 29, 2013

May 2013	$0.1640625	May 15, 2013	May 27, 2013

June 2013	$0.1640625	June 14, 2013	June 27, 2013

About ARMOUR Residential REIT, Inc.

ARMOUR is a Maryland corporation that invests primarily in hybrid adjustable rate, adjustable rate and fixed rate residential mortgage-backed securities issued or guaranteed by U.S. Government-sponsored entities. ARMOUR is externally managed and advised by ARMOUR Residential Management LLC. ARMOUR Residential REIT, Inc. has elected to be taxed as a real estate investment trust for U.S. federal income tax purposes, commencing with ARMOUR's taxable year ended December 31, 2009.

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ARMOUR Residential REIT, Inc. Confirms Common Stock and Dividend Information

March 13, 2013

Safe Harbor

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results.

Additional Information and Where to Find It

Investors, security holders and other interested persons may find additional information regarding the Company at the SEC's Internet site at http://www.sec.gov/, or the Company website www.armourreit.com or by directing requests to: ARMOUR Residential REIT, Inc., 3001 Ocean Drive, Suite 201, Vero Beach, Florida 32963, Attention: Investor Relations.

Investor Contact:

James R. Mountain

Chief Financial Officer

ARMOUR Residential REIT, Inc.

(772) 617-4340

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